DEF 14A
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. ____)
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☐	Soliciting Material Pursuant to Section 240.14a-12
AMERICAN FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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One East Fourth Street
Cincinnati, Ohio 45202

Notice of Annual Meeting of Shareholders
and Proxy Statement

To be Held on May 18, 2006
Dear Shareholder:
     We invite you to attend our Annual Meeting of Shareholders on Thursday, May 18, 2006, in Cincinnati, Ohio. In connection with the meeting, we will report on our operations and you will have an opportunity to meet your Company’s directors and executives.
     This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how your Board of Directors operates and provides information about the director candidates.
     All shareholders are important to us. We want your shares to be represented at the meeting and urge you to vote either using our telephone voting system or by promptly returning a properly completed proxy card.

Sincerely,

Carl H. Lindner
Chairman of the Board
Cincinnati, Ohio
April 12, 2006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF AMERICAN FINANCIAL GROUP, INC.

Date:	Thursday, May 18, 2006

Time:	11:30 a.m. Eastern Time

Place:	The Cincinnatian Hotel
Second Floor — Filson Room
601 Vine Street
Cincinnati, Ohio

Purpose:	1. Elect nine Directors
2. Ratify Independent Registered Public Accounting Firm
3. Consider Shareholder Proposal
4. Conduct other business if properly raised

Record Date:	March 31, 2006 — Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of this proxy statement and accompanying proxy card is April 15, 2006.
Your vote is important.
If you are a shareholder of record you can now vote your shares via the Internet or by using a toll-free telephone number by following the instructions on your proxy card. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed postage-paid envelope.

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The Company makes available, free of charge on its website, all of its filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to the Company’s website (www.afginc.com) and click on “SEC Filings” tab at the left under the “Investor Relations” page. Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:
Robert H. Ruffing
Vice President and Controller
American Financial Group, Inc.
580 Walnut Street
Cincinnati, Ohio 45202.

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GENERAL INFORMATION
Record Date; Shares Outstanding
     As of March 31, 2006, the record date for determining shareholders entitled to notice of and to vote at the meeting, the Company had 78,482,208 shares of common stock deemed outstanding and eligible to vote. This number does not include 9,953,392 shares held by a subsidiary of AFG. Under Ohio law, shares held by subsidiaries are not entitled to vote and are therefore not considered to be outstanding for purposes of the meeting. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted on at the meeting. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.
Proxies and Voting Procedures
     All shareholders may vote by mail. Shareholders of record can also vote via the Internet or by using the toll-free telephone number listed on the proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the lower right portion of the proxy card, is designated to verify a shareholder’s identity and allow the shareholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote via the Internet or by telephone if these options are offered by the bank or broker.
     If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope.
     If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.
     Solicitation of proxies through the mail, in person and otherwise, is being made by management at the direction of AFG’s Board of Directors, without additional compensation. AFG will pay all costs of soliciting proxies. In addition, AFG will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons, and AFG will reimburse them for their expenses.
     If a choice is specified on a properly executed proxy card, the shares will be voted accordingly. If a proxy card is signed without a preference indicated, those shares will be voted “FOR” the election of the nine nominees proposed by the Board of Directors, “FOR” the ratification of the Company’s independent registered public accounting firm, and “AGAINST” the shareholder proposal. The authority solicited by this proxy statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the meeting or any postponement or adjournment thereof, each properly executed proxy card will be voted in the discretion of the proxies named therein.
     With respect to Proposal No. 1, the nine nominees who receive the greatest number of votes will be elected. With respect to Proposals 2 and 3, a proposal will be adopted only if it receives approval by a majority vote of those shares cast at the meeting.
Savings Plan Participants
     If you are a participant in the Company’s retirement and savings plan with a balance in either the AFG Securities Fund or AFG Common Stock Fund, the accompanying proxy card shows the number of shares of common stock attributed to your account balance under the plan, calculated as of the record date. In order for your plan shares to be voted in your discretion, you must vote via the Internet or by telephone, or return your proxy card properly signed, each at least two business days prior to the meeting. If you vote by mail and make no direction, you do not vote via the Internet or by telephone, or your proxy card is not received at least two business days prior to the meeting, the Administrative Plan Committee will vote your plan shares in the Committee’s sole discretion. All directions will be held in confidence.
Revoking a Proxy
     Whether you vote by mail, via the Internet or by telephone, you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to the Company’s corporate secretary, or voting in person at the meeting.

Cumulative Voting
     Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to the Secretary of the Company not less than 48 hours before the time fixed for the holding of the meeting.
Adjournment and Other Matters
     Approval of a motion for adjournment, postponement or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. Management knows of no other matters to be presented at the meeting other than those stated in this document.
MATTERS TO BE CONSIDERED
Proposal No. 1 ▶ Elect Nine Directors
     The Board of Directors oversees the management of the Company on your behalf. The Board reviews AFG’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Co-Chief Executive Officers, setting the scope of their authority to manage the Company’s business day-to-day, and evaluating management’s performance.
     Upon the recommendation of the Corporate Governance Committee (the “Governance Committee”), the Board of Directors has nominated nine individuals to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than nine nominees. The nine nominees who receive the greatest number of votes will be elected.
     The nominees for election to the Board of Directors are:

Carl H. Lindner Director since 1959	For more than five years, Mr. Lindner has served as the Chairman of the Board, and until January 2005, also served as Chief Executive Officer of the Company. He is also Chairman of the Board of Directors of Great American Financial Resources, Inc., a majority-owned subsidiary of AFG that markets traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Carl H. Lindner III Director since 1991	He has been Co-Chief Executive Officer since January 2005, and for more than five years, Mr. Lindner has served as Co-President of the Company. For over ten years, Mr. Lindner has been President of Great American Insurance Company and has been principally responsible for the Company’s property and casualty insurance operations.

S. Craig Lindner Director since 1985	He has been Co-Chief Executive Officer since January 2005, and for more than five years Mr. Lindner has served as Co-President of the Company. He is also President and Chief Executive Officer and a Director of Great American Financial Resources, Inc. Mr. Lindner is also President of American Money Management Corporation, a subsidiary that provides investment services for the Company and its affiliated companies. He is also a director of National City Corp.

Kenneth C. Ambrecht Director since 2005	(Member of the Compensation Committee; Member of the Corporate Governance Committee) Mr. Ambrecht has extensive corporate finance experience having worked in the U.S. capital markets for over 30 years. In December 2005, Mr. Ambrecht organized KCA Associates LLC, through which he serves as a consultant to several companies, advising them with respect to financings and financial transactions. From July 2004 to December 2005, he served as a Managing Director with the investment banking firm First Albany Capital. For more than five years prior, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets. Prior to that post, Mr. Ambrecht worked with the investment bank Lehman Brothers as Managing Director of its capital markets division. Mr. Ambrecht is also a member of the Boards of Directors of Great American Financial Resources, Inc. and Fortescue Metals Group Limited, an Australian mining company.

Theodore H. Emmerich Director since 1988	(Chairman of the Audit Committee) Prior to his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney. He is also a director of Summit Mutual Funds, Inc.

James E. Evans Director since 1985	For more than five years, Mr. Evans has served as Senior Vice President and General Counsel of the Company.

Terry S. Jacobs Director since 2003	(Member of the Audit Committee; Member of the Corporate Governance Committee) Mr. Jacobs has served as President and Chief Executive Officer of The JFP Group, LLC, a real estate investment and development company, since September 2005. From its founding in September 1996 until September 2005, Mr. Jacobs served as Chairman of the Board and Chief Executive Officer of Regent Communications, Inc. Mr. Jacobs currently serves as Vice Chairman of the board of directors of Regent Communications, which owns and operates 75 radio stations in 15 markets. Mr. Jacobs also currently serves as a director of Capital Title Group, Inc. and Global Entertainment Corp.

William R. Martin Director since 1994	(Chairman of the Compensation Committee; Member of the Audit Committee) Prior to his retirement in 2003, Mr. Martin had been Chairman of the Board of MB Computing, Inc., a computer software and services company, for more than five years. Mr. Martin is also a director of Great American Financial Resources, Inc.

William W. Verity Director since 2002	(Chairman of the Corporate Governance Committee; Member of the Compensation Committee) Mr. Verity has been President of Veritas Asset Management, LLC, an investment management company, since January 1, 2002, and prior to that, he was a partner of Pathway Guidance L.L.C., an executive consulting firm, from October 2000. For more than five years previously, Mr. Verity was Chairman and Chief Executive Officer of ENCOR Holdings, Inc., a developer and manufacturer of plastic molded components.
     Carl H. Lindner is the father of Carl H. Lindner III and S. Craig Lindner. All of the nominees were elected directors at the last annual meeting of shareholders of the Company held on May 19, 2005. See “Management” and “Compensation” below for additional information concerning the background, securities holdings, remuneration and other matters relating to the nominees.
     In March 2002, Chiquita Brands International, Inc. completed a comprehensive financial restructuring that included a prepackaged plan of reorganization filed in November of the prior year under Chapter 11 of the Bankruptcy Code. Carl H. Lindner was an executive officer of Chiquita at the time of the filing.
     The Board of Directors recommends that shareholders vote FOR the election of these nine nominees as directors.

Proposal No. 2 ▶ Ratification of the Company’s Independent Registered Public Accounting Firm
     The Company’s Audit Committee Charter provides that the audit committee shall appoint annually an independent registered public accounting firm to serve as auditors. In February 2006, the audit committee appointed Ernst & Young LLP to serve as auditors for 2006. Ernst & Young (or its predecessor) has served as the Company’s independent auditors since the Company’s founding.
     Although the audit committee has the sole authority to appoint auditors, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young. However, the Audit Committee in its discretion may engage a different registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company
Audit Fees and Non-Audit Fees
     The following table presents fees for professional audit services by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and December 31, 2004, and fees billed for other services rendered by them during these periods.

	2005	2004
Audit fees (1)	$4,215,000	$4,371,000
Audit related fees (2)	82,000	231,000
Tax fees	106,000	201,000
All other fees	55,000	58,000

Total	$4,458,000	$4,861,000

(1)	Ernst & Young’s aggregate fees for services related to the audits of the GAAP financial statements (including services incurred to render an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), statutory insurance company audits, reviews of SEC filings, and quarterly reviews.

(2)	Ernst & Young’s audit related services, including attest services not required by regulation and due diligence services relating to dispositions.
     Representatives of Ernst & Young are expected to be at the meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.
     The Board of Directors recommends that shareholders vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young as our independent registered public accounting firm for 2006.

Proposal No. 3 ▶ Shareholder Proposal Regarding Political Contributions
     The Amalgamated Bank LongView MidCap 400 Index Fund (the “Fund”) submitted a letter to the Company’s Secretary requesting that the proposal set forth below be submitted to shareholders for consideration at the annual meeting. The Fund has stated that a Fund representative is prepared to attend the annual meeting to introduce the proposal. The Fund has represented that it beneficially owned in excess of $2,000 of the Company’s common stock. The address of the Fund is 11-15 Union Square, New York, New York, 10003.
     In accordance with applicable rules of the Securities and Exchange Commission, we have set forth the Fund’s proposal and the Company’s response below:
Proposal
RESOLVED: That the shareholders of American Financial Group, Inc. (“AFG” or the “Company”) hereby request that AFG provide a report, to be updated annually, that discloses:
1.	The Company’s policies, procedures and guidelines with respect to political contributions (both direct and indirect) that are made with corporate funds, including identification of the AFG officials responsible for making decisions about such contributions;

2.	An accounting of any monetary and non-monetary contributions made to any federal, state or local political candidates, political parties, political committees and other political entities organized and operating under section 527 of the Internal Revenue Code; and

3.	A statement of the business rationale for the contributions so identified.
The report shall be presented to the Board of Directors’ Audit Committee or other relevant committee and be made publicly available on AFG’s website.
Supporting Statement
     As shareholders, we support policies that promote transparency and accountability when it comes to corporate political donations. In our view, such disclosure is consistent with public policy in regard to disclosures by public companies to their shareholders. In the absence of such transparency and accountability, it is possible for a company’s management to use company assets for political objectives without shareholders being able to evaluate the company’s policies and practices in this area and whether those practices are consistent with long-term shareholder value.
     There is currently no single source of information that provides all of the information sought by this resolution. For example, relying solely on limited data available from the Federal Election Commission and the Internal Revenue Service, the Center for Public Integrity, a leading campaign finance watchdog organization, can provide only an incomplete picture of AFG’s political donations. Corporate donations at the state and local levels are subject to varying reporting requirements, and a comprehensive source of data is not readily available.
     In our view, full disclosure of AFG’s policies and practices is necessary in order for the Board and shareholders to evaluate the political use of corporate assets. Although the Bipartisan Campaign Reform Act of 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s. Commentators report that these organizations are increasingly influential and active in the political process, and we believe that shareholders are entitled to know how the company utilizes shareholder assets in this arena, as well as the more traditional political arenas.
     The Fund urges you to vote FOR this resolution.
Board of Directors’ Position
     The Board of Directors opposes this shareholder proposal. Proxies solicited by management will be voted against the shareholder proposal below unless shareholders specify a contrary choice in their proxies.
     The Board of Directors believes that the Company’s political contributions constitute an appropriate expenditure of corporate funds for valid business purposes. The Board is confident that these contributions seek to support those candidates, initiatives and organizations whose views are consistent with the Company’s business interests of creating long-term shareholder value. The Company has in place established reporting and compliance procedures and believes it has made contributions to political organizations, ballot initiatives and candidates in accordance with all applicable laws and regulations.

     The Company’s resources currently allocated to political activities are negligible in comparison to the scope and extent of the Company’s business. Nevertheless, in the Board’s view, implementation of this proposal would involve additional time and expense to the Company with little, if any, corresponding benefit for shareholders. Significant information about the political contributions by the Company is already publicly available as required by applicable state and federal laws. Accordingly, the Board believes there is no need for the Company to use its financial and other resources to provide duplicative and unnecessary information.
     For the foregoing reasons, the Board of Directors believes that this proposal is unnecessary and the Board believes that the proposal is not in the best interests of the Company and its shareholders.
The Board of Directors recommends a vote AGAINST this proposal.

PRINCIPAL SHAREHOLDERS
     The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding common stock as of March 31, 2006:

	Amount and Nature of Beneficial Ownership
Name and Address			Obtainable
Of	Common Stock		upon Exercise of
Beneficial Owner	Held (a)		Options (b)	Total	Percent of Class
Carl H. Lindner One East Fourth Street Cincinnati, Ohio 45202	9,166,224	(d)	—	9,166,224	11.7%

Carl H. Lindner III One East Fourth Street Cincinnati, Ohio 45202	5,954,248	(e)	360,000	6,314,248	8.0%	(c)

S. Craig Lindner One East Fourth Street Cincinnati, Ohio 45202	6,130,628	(f)	360,000	6,490,628	8.2%	(c)

Keith E. Lindner 250 East Fifth Street Cincinnati, Ohio 45202	4,620,201	(g)	140,000	4,760,201	6.1%	(c)

The American Financial Group, Inc. Retirement and Savings Plan One East Fourth Street Cincinnati, Ohio 45202	6,359,017	(h)	—	6,359,017	8.1%

(a)	Unless otherwise noted, the holder has sole voting and dispositive power with respect to the shares listed.

(b)	Represents shares of common stock that may be acquired within 60 days of March 31, 2006 through the exercise of options granted under the Company’s Stock Option Plan.

(c)	The percentages of outstanding shares of common stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner are 7.2%, 7.2% and 7.9%, respectively, after attributing the shares held in various trusts for the benefit of the minor children of S. Craig Lindner and Carl H. Lindner III (for which Keith E. Lindner acts as trustee with voting and dispositive power) to Keith E. Lindner.

(d)	Includes 2,242,326 shares held by his spouse individually and as trustee with voting and dispositive power and 407,027 shares held in a charitable foundation over which Mr. Lindner has sole voting and dispositive power but no pecuniary interest. Excludes 2,370,942 shares held in a trust for the benefit of his family for which a third party acts as trustee with voting and dispositive power.

(e)	Includes 21,117 shares held by his spouse in a trust over which she has voting and dispositive power, 21,887 shares held by two of his children, 1,584 shares held as custodian for one of his nieces, 1,000,000 shares held by a limited liability company over which shares he holds dispositive but not voting power, 2,677,787 shares held in a trust over which shares he has dispositive but not voting power, and 636,028 shares which are held in various trusts for the benefit of his children for which his brother Keith E. Lindner acts as trustee with voting and dispositive power. Includes 14,027 shares beneficially owned through a Company retirement plan over which shares he has voting and dispositive power.

(f)	Includes 82,943 shares held by his spouse as custodian for their minor children or in a trust over which she has voting and dispositive power, 15,826 shares held in trust by one of his children, 1,000,000 shares held by a limited liability company over which shares he holds dispositive but not voting power, 1,747,737 shares held in a trust over which shares he has dispositive but not voting power, 169,612 shares held in trusts for the benefit of his children over which shares his spouse has dispositive but not voting power, and 776,910 shares which are held in various trusts for the benefit of his children for which his brother Keith E. Lindner acts as trustee with voting and dispositive power. Includes 127,238 shares held in a charitable foundation over which he has sole voting and dispositive power but no pecuniary interest. Includes 15,170 shares beneficially owned through a Company retirement plan over which shares he has voting and dispositive power.

(g)	Includes 4,385,259 shares held in various trusts and a limited liability company over which he or his spouse holds or shares voting and/or dispositive power. Also includes 234,689 shares held in his charitable foundation over which shares he has voting and dispositive power, 140,000 shares which may be acquired through the exercise of options granted under the Company’s Stock Option Plan and 253 shares beneficially owned through a Company retirement plan over which shares he has voting and dispositive power. Excludes 12,960 shares held in custodial accounts for the benefit of his children over which a third party has voting and dispositive power, and 1,412.938 shares held in various trusts for the benefit of the children of his brothers, over which Mr. Lindner has sole voting and dispositive power but no financial interest.

(h)	The members of the Administrative Plan Committee of the American Financial Group, Inc. Retirement and Savings Plan (the “RASP”), Sandra W. Heimann and Thomas E. Mischell, direct the disposition of the securities held by the RASP and may direct the voting of Plan shares for which voting instructions have not been received at least two days prior to the meeting. Both are long-term senior employees of the Company. See “General Information – Savings Plan Participants” on page 1 of this proxy statement.
MANAGEMENT
     The directors, nominees for director and executive officers of the Company are:

			Director or
	Age(1)	Position	Executive Since
Carl H. Lindner	86	Chairman of the Board	1959
Carl H. Lindner III	52	Co-Chief Executive Officer, Co-President and a Director	1979
S. Craig Lindner	51	Co-Chief Executive Officer, Co-President and a Director	1980
Theodore H. Emmerich	79	Director	1988
James E. Evans	60	Senior Vice President, General Counsel and Director	1976
Terry S. Jacobs	63	Director	2003
William R. Martin	77	Director	1994
William W. Verity	47	Director	2002
Kenneth C. Ambrecht	60	Director	2005
Keith A. Jensen	55	Senior Vice President	1999
Thomas E. Mischell	58	Senior Vice President — Taxes	1985

(1)	As of March 31, 2006.
     Keith A. Jensen has served as Senior Vice President of the Company for over five years. Since January 2005, he has also served as the Company’s chief financial officer.
     Thomas E. Mischell has served as Senior Vice President — Taxes of the Company for over five years.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires AFG’s executive officers, directors and persons who own more than ten percent of AFG’s common stock to file reports of ownership with the Securities and Exchange Commission and to furnish AFG with copies of these reports. Based on a review of these reports, the Company believes that all filing requirements were met during 2005, other than a Form 4 to report the purchase of 10,100 shares of AFG common stock by Carl H. Lindner which was filed one day late.

     Securities Ownership
     The following table sets forth information, as of March 31, 2006, concerning the beneficial ownership of equity securities of the Company and its subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table (see “Compensation” below) and by all of these individuals as a group. Such information is based on data furnished by the persons named. Except as set forth in the footnotes below or under “Principal Shareholders” on page 7 of this proxy statement, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company or any of its subsidiaries outstanding at March 31, 2006. Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares reported.

	Amount and Nature of Beneficial Ownership (a)
			Shares of Common Stock
			Obtainable on Exercise of Options
Name of	Shares of Common		or Beneficially Owned Through
Beneficial Owner	Stock Held		Employee Retirement Plans (b)
Carl H. Lindner (c)	9,166,224	(d)	0
Carl H. Lindner III (c)	5,940,221	(e)	374,027
S. Craig Lindner (c)	6,115,458	(f)	375,170
Kenneth C. Ambrecht	1,864		0
Theodore H. Emmerich	20,491		12,500
James E. Evans	123,306		349,587
Terry S. Jacobs	13,731		0
William R. Martin	57,438		12,500
Fred J. Runk	(g	)	(g	)
William W. Verity	6,073		7,500
Keith A. Jensen	4,873		290,253
Thomas E. Mischell (h)	113,718		236,707
All directors and executive officers as a group (11 persons)(c)	21,563,397		1,658,244

(a)	Does not include the following ownership interests in subsidiaries of AFG: Messrs. Emmerich, Evans, C. H. Lindner, S. C. Lindner, Martin, Jensen, Mischell and Ambrecht and all directors and executive officers as a group beneficially own 1,561; 5,700; 536,808 (1.1%); 126,407; 44,861; 84,000; 11,000; 4,600 and 814,937 (1.7%) shares, respectively, of the common stock of Great American Financial Resources. Mr. Jensen owns 500 shares of common stock of the Company’s subsidiary, National Interstate Corporation.

(b)	Consists of shares of common stock purchasable within 60 days of March 31, 2006 through the exercise of the vested portion of stock options granted under the Company’s Stock Option Plan and shares which the executive may be deemed to beneficially own through one or more of the Company’s retirement plans. The amount of shares so beneficially owned through a Company retirement plan as follows: C. H. Lindner III – 14,027; S. C. Lindner – 15,170; J. E. Evans – 39,587; K. A. Jensen – 253; T. E. Mischell – 26,707; and all directors and executive officers as a group – 95,744

(c)	The shares beneficially owned by Carl H. Lindner, Carl H. Lindner III, and S. Craig Lindner, and all directors and officers as a group, constituted 11.7%, 8.0%, 8.2%, and 29.0%, respectively, of the common stock outstanding at March 31, 2006. See footnote (c) to the Principal Shareholders table on page 7.

(d)	I Includes 2,242,326 shares held by his spouse individually and as trustee with voting and dispositive power and 407,027 shares held in a charitable foundation over which Mr. Lindner has sole voting and dispositive power but no pecuniary interest. Excludes 2,370,942 shares held in a trust for the benefit of his family for which a third party acts as trustee with voting and dispositive power.

(e)	Includes 21,117 shares held by his spouse in a trust over which she has voting and dispositive power, 21,887 shares held by two of his children, 1,584 shares held as custodian for one of his nieces, 1,000,000 shares held by a limited liability company over which shares he holds dispositive but not voting power, 2,677,787 shares held in a trust over which shares he has dispositive but not voting power, and 636,028 shares which are held in various trusts for the benefit of his children for which his brother Keith E. Lindner acts as trustee with voting and dispositive power.

(f)	Includes 82,943 shares held by his spouse as custodian for their minor children or in a trust over which she has voting and dispositive power, 15,826 shares held in trust by one of his children, 1,000,000 shares held by a limited liability company over which shares he holds dispositive but not voting power, 1,747,737 shares held in a trust over which shares he has dispositive but not voting power, 169,612 shares held in trusts for the benefit of his children over which shares his spouse has dispositive but not voting power, and 776,910 shares which are held in various trusts for the benefit of his children for which his brother Keith E. Lindner acts as trustee with voting and dispositive power. Includes 127,238 shares held in a charitable foundation over which he has sole voting and dispositive power but no pecuniary interest.

(g)	Mr. Runk, formerly Senior Vice President and Treasurer, retired March 31, 2005. Ownership information as of his last Form 4 Report filed March 18, 2005 reflected that he beneficially owned 259,614 shares of common stock. In addition, as of the record date, he held exercisable employee stock options to purchase 245,000 shares of common stock. As of the record date, Mr. Runk beneficially owned 90,510 shares through a Company retirement plan.

(h)	Excludes shares held in the RASP, for which he serves on the Administrative Plan Committee.

COMPENSATION
     The following table summarizes the aggregate compensation for 2005, 2004 and 2003 of the Company’s former Chief Executive Officer, the current Co-Chief Executive Officers and its four other most highly compensated executive officers during 2005 (the “Named Executive Officers”). Such compensation includes amounts paid by AFG and its subsidiaries and certain affiliates for the years indicated. Bonuses are for the year shown, regardless of when paid.
SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
		Annual Compensation			Securities
Name				Other Annual	Underlying	All Other
And				Compensation	Options Granted	Compensation
Principal Position	Year	Salary	Bonus	(d)	(# of Shares)	(e)
Carl H. Lindner (a) (b)	2005	$130,000	$—	$296,100	—	$27,600
Chairman of the Board	2004	990,000	—	215,300	—	41,000
(Chief Executive Officer	2003	990,000	425,000	123,800	—	26,500
until January 2005)

Carl H. Lindner III (a)	2005	990,000	1,925,000	462,700	55,000	31,800
Co-Chief Executive	2004	990,000	1,287,000	183,400	55,000	31,100
Officer and Co-President	2003	990,000	425,000	196,700	55,000	31,000

S. Craig Lindner (a)	2005	990,000	1,925,000	330,300	55,000	31,800
Co-Chief Executive	2004	990,000	1,287,000	238,000	55,000	31,100
Officer and Co-President	2003	990,000	425,000	172,100	55,000	31,000

James E. Evans	2005	990,000	1,000,000	35,300	50,000	33,000
Senior Vice President and	2004	990,000	750,000	15,500	50,000	34,100
General Counsel	2003	990,000	400,000	15,500	50,000	31,000

Keith A. Jensen	2005	525,000	600,000	30,600	40,000	31,800
Senior Vice President	2004	477,000	528,750	21,900	40,000	33,300
	2003	442,000	375,000	22,400	40,000	31,300

Thomas E. Mischell	2005	515,000	436,500	25,800	35,000	32,900
Senior Vice President -	2004	495,000	357,500	18,700	35,000	35,700
Taxes	2003	495,000	275,000	17,500	35,000	33,900

Fred J. Runk (c)	2005	700,000	300,000	12,700	—	36,700
Former Senior Vice	2004	700,000	350,000	16,300	35,000	32,500
President and Treasurer	2003	700,000	285,000	16,200	35,000	27,000
(retired March 31, 2005)

(a)	In January 2005, Carl H. Lindner stepped down as Chief Executive Officer, and Messrs. Carl H. Lindner III and S. Craig Lindner were elected Co-Chief Executive Officers and Co-Presidents. Carl H. Lindner requested that no 2004 bonus be paid to him.

(b)	For his 2005 annual salary, Carl H. Lindner requested that he receive no more than the compensation paid to the Company’s independent directors, which is approximately $130,000.

(c)	In connection with the retirement of Fred J. Runk as Senior Vice President & Treasurer in March 2005, the Company and Mr. Runk entered into a salary continuation and consulting agreement which remains in effect until November 2007. During the term of the agreement, Mr. Runk will be available to provide advice and counsel to the Company, will be paid approximately $83,000 per month and be provided office space and secretarial support. All employee stock options held by Mr. Runk became fully vested and were made exercisable for three years from his retirement date in March 2005.

(d)	This column includes amounts for personal homeowners and automobile insurance coverage, the use of corporate aircraft, automobiles and security and administrative services as follows.

					Automotive, Security
					& Administrative
Name	Year	Insurance	Aircraft (1)	Entertainment (2)	Services

Carl H. Lindner	2005	$14,500	$105,000	$35,000	$141,600
	2004	36,500	113,200	12,000	53,600
	2003	20,300	44,500	12,000	47,000

Carl H. Lindner III	2005	205,700	160,500	28,500	68,000
	2004	63,700	87,000	5,000	27,700
	2003	43,000	124,000	2,000	27,700

S. Craig Lindner	2005	96,300	138,000	17,000	79,000
	2004	116,200	92,500	2,000	27,300
	2003	66,500	76,800	2,000	26,800

James E. Evans	2005	—	—	2,500	32,800
	2004	—	—	500	15,000
	2003	—	—	500	15,000

Keith A. Jensen	2005	5,600	—	3,000	22,000
	2004	4,900	—	2,000	15,000
	2003	4,900	—	2,500	15,000

Thomas E. Mische ll	2005	3,800	—	1,000	21,000
	2004	3,200	—	500	15,000
	2003	2,000	—	500	15,000

Fred J. Runk	2005	7,700	—	—	5,000
	2004	6,400	—	500	10,000
	2003	6,200	—	500	10,000

1.	The Board of Directors has encouraged the Company’s Chairman and Co-Chief Executive Officers to use corporate aircraft for all travel whenever practicable for security and productivity reasons. On certain occasions, an executive’s spouse or other family members or guests may also fly on the corporate aircraft. The value of the use of corporate aircraft is calculated based on the aggregate variable operating costs to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded. Amounts for personal use of company aircraft are included in the table. The amounts reported utilize a different valuation methodology than used for income tax purposes, where the cost of the personal use of corporate aircraft has been calculated using the Standard Industrial Fare Level (SIFL) tables found in the tax regulations.

2.	Includes meals and personal use of Company tickets to sporting events.

(e)	Includes Company or subsidiary contributions or allocations under the (i) defined contribution retirement plans and (ii) employee savings plan in which the following Named Executive Officers participate (and related accruals for their benefit under the Company’s benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company’s contributions to certain of the Company’s retirement plans) and Company paid group life insurance as set forth below.

		AFG Auxiliary
Name	Year	RASP	Retirement Plan	Savings Plan	Term Life
Carl H. Lindner	2005	$14,500	$10,500	$—	$2,600
	2004	14,750	10,250	—	16,000
	2003	15,000	10,000	—	1,500

Carl H. Lindner III	2005	14,500	10,500	4,200	2,600
	2004	14,750	10,250	4,100	2,000
	2003	15,000	10,000	4,000	2,000

S. Craig Lindner	2005	14,500	10,500	4,200	2,600
	2004	14,750	10,250	4,100	2,000
	2003	15,000	10,000	4,000	2,000

James E. Evans	2005	14,500	10,500	3,000	5,000
	2004	14,750	10,250	4,100	5,000
	2003	15,000	10,000	4,000	2,000

Keith A. Jensen	2005	14,500	10,500	4,200	2,600
	2004	14,750	10,250	5,800	2,500
	2003	15,000	10,000	4,000	2,300

Thomas E. Mischell	2005	14,500	10,500	3,000	4,900
	2004	14,750	10,250	5,800	4,900
	2003	15,000	10,000	4,000	4,900

Fred J. Runk	2005	14,500	10,500	4,200	7,500
	2004	14,750	10,250	—	7,500
	2003	15,000	10,000	—	2,000

Stock Options
     The tables set forth below disclose stock options granted to, or exercised by, the Named Executive Officers during 2005, and the number and value of unexercised options held by them at December 31, 2005.
OPTION GRANTS IN 2005

	Individual Grants					Potential Realizable
	Number of		Percent of	Exercise		Value at Assumed Annual
	Securities		Total	Price per		Rates of Stock Price
	Underlying		Options	Share		Appreciation for Option
	Options		Granted to	(fair market		Term (b)
	Granted (a)		Employees	value at date	Expiration
Name	(# of shares)		in 2005	of grant)	Date	5%	10%
Carl H. Lindner	—	—	—	—	—	—	—
Carl H. Lindner III	AFG	55,000	6.0%	$30.42	2/27/15	$1,052,204	$2,666,490
S. Craig Lindner	AFG	55,000	6.0%	$30.42	2/27/15	$1,052,204	$2,666,490
James E. Evans	AFG	50,000	5.5%	$30.42	2/24/15	$956,549	$2,424,082
Keith A. Jensen	AFG	40,000	4.4%	$30.42	2/24/15	$765,239	$1,939,266
Thomas E. Mischell	AFG	35,000	3.8%	$30.42	2/24/15	$669,584	$1,696,858
Fred J. Runk	—	—	—	—	—	—	—

(a)	The options were granted under the Company’s Stock Option Plan and cover Company common stock. They vest (become exercisable) at the rate of 20% per year, beginning one year from the respective dates of grant, and become fully exercisable in the event of death or disability or within one year after a change of control of the Company.

(b)	Represents the hypothetical future values that would be realizable if all of the options were exercised immediately prior to their expiration in 2015 and assuming that the market price of the Company’s common stock had appreciated in value through the year 2015 at the annual rate of 5% (to $49.55 per share) or 10% (to $78.90 per share). Such hypothetical future values have not been discounted to their respective present values, which are lower.
AGGREGATED OPTION EXERCISES IN 2005 AND 2005 YEAR-END OPTION VALUES

		Shares		Number of Securities
		Acquired on		Underlying		Value of Unexercised
		Exercise		Unexercised Options		In-the-Money Options
		(# of	Value	at Year End		at Year End (a)
Name	Company	Shares)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Carl H. Lindner	AFG	—	—	—	—	—	—
Carl H. Lindner III	AFG	267,210	$1,768,182	316,000	154,000	$3,130,860	$1,730,190
S. Craig Lindner	AFG	166,181	$1,115,075	316,000	154,000	$3,130,860	$1,730,860
James E. Evans	AFG	150,000	$1,058,185	270,000	140,000	$2,838,400	$1,572,900
Keith A. Jensen	AFG	—	—	258,000	112,000	$3,042,730	$1,258,320
Thomas E. Mischell	AFG	80,000	$486,443	182,000	98,000	$1,982,520	$1,101,030
Fred J. Runk	AFG	80,000	$692,000	245,000	—	$2,807,400	—

(a)	The value of unexercised in-the-money options is calculated based on the New York Stock Exchange and NASDAQ closing market price of the Company’s common stock at year-end 2005. This price was $38.31 per share.

NONQUALIFIED DEFINED CONTRIBUTION AND OTHER
DEFERRED COMPENSATION PLANS
     The Company maintains a Deferred Compensation Plan pursuant to which certain key employees of AFG and its subsidiaries may defer up to 80% of their annual salary and /or bonus. Participants may elect to have the value of deferrals (i) earn a fixed rate of interest, set annually by the Board of Directors (5% in 2005), or (ii) fluctuate based on the market value of AFG Common Stock, as adjusted to reflect stock splits, distributions, dividends, and a 7-1/2% match to participant deferrals. The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period. The table below discloses compensation earned in connection with the Deferred Compensation Plan. Any amounts deferred are included in compensation figures disclosed in the Compensation Table on page 11 of this proxy statement.

	Executive	Registrant		Aggregate	Aggregate
	contributions in	contributions in	Aggregate	withdrawals /	balance at
Name	2005	2005	earnings in 2005	distributions	12/31/05
Carl H. Lindner	$—	$—	$97,237.95	$—	$496,854.42
Carl H. Lindner III	—	—	97,237.95	—	496,854.42
S. Craig Lindner	—	—	97,237.95	—	496,854.42
James E. Evans	326,700.14	24,502.4	237,949.34	—	1,310,856.77
Keith A. Jensen	552,750.04	22,314.44	76,115.16	(266,537.59)	897,945.03
Thomas E. Mischell	—	—	(7,854.86)	(234,600.67)	—
Fred J. Runk	—	—	102,483.33	—	523,656.62
Compensation Committee Report
     Each of the three members of our Compensation Committee (the “Committee’) is an independent director as determined by our Board of Directors, based on the New York Stock Exchange and NASDAQ listing rules. The Committee’s charter is available on the corporate governance section of the AFG website at www.afginc.com.
     The Committee approves the policies under which compensation is paid or awarded to AFG’s executives, and individually reviews the performance of, and all compensation actions affecting, our senior executive officers, which in 2005 included our Co-Chief Executive Officers. The Committee determines and approves the compensation levels of the Co-CEOs based on its evaluation of their performance in light of the corporate goals and objectives it reviews and approves. The Committee also reviews and provides policy oversight of the Company’s executive compensation program. The Committee has the exclusive authority to grant stock options under AFG’s Stock Option Plan to employees of AFG and its subsidiaries, including the Co-CEOs. All 2005 stock-based awards were made under the American Financial Group Stock Option Plan. In 2005, other than options granted to the Co-CEOs, we designated all stock options granted under the AFG Stock Option Plan as “incentive options” to the extent permitted under the Internal Revenue Code.
Executive Compensation Philosophy
     AFG’s executive compensation programs are designed to motivate, reward and retain executives who create long-term investor value. The Committee uses three primary compensation elements to achieve these goals: base salary, stock option grants and incentive bonuses which are discussed in greater detail below. A significant portion of each senior executive officer’s compensation is dependent upon achieving business and financial goals, and realizing other performance objectives.
     Before final decisions are made regarding compensation for the Co-CEOs, the Committee engages in discussions with AFG executives to solicit their thoughts regarding compensation. Based in part on those discussions as well as our review of AFG’s financial results for the preceding year, the achievement of pre-determined business objectives, the compensation paid to senior executives at certain peer companies, and a review of all compensation elements provided by the Company, the Committee deliberated, determined and approved the compensation levels of the Co-CEOs. The compensation discussions in this report conform with the recommendations made by the Committee.

Compensation Elements for Executive Officers
     1. Base Salary
     The Company pays salaries that are designed to attract and retain superior leaders. Annual base salary is paid for ongoing performance throughout the year. The Committee approves annual base salaries for the Co-CEOs that are appropriate, in its subjective judgment, based on each officer’s respective level of responsibility. The Committee approved the 2005 salaries of the Co-CEOs, noting that such salaries were the same for such individuals since 2002 and represented a 4% increase over the salaries in effect for four years prior to 2002. The salaries paid to the Company’s five most highly paid executive officers for the past three years are shown in the table on page 11.
     2. Incentive Bonuses
     The Committee pays annual bonuses to reward the positive performance of AFG as compared to AFG’s performance in prior years and its performance versus other companies in its market segment. The Committee believes that the overall performance of AFG is substantially related to the performance of its executives. Bonuses are paid each year, generally in the first quarter, for the prior year’s performance. The bonuses paid to our five most highly paid executive officers for the past three years also are shown in the table on page 11.
     As has been the case for more than five years, we, working with management, developed an annual bonus plan for 2005 for the Co-CEOs that made a substantial portion of their 2005 compensation dependent on AFG’s performance. Specifically, annual bonus determinations are based on a two-part analysis of AFG and executive performance as set forth in the Company’s 2005 Annual Bonus Plan, adopted by the Committee in 2005, and discussed in greater detail below.
     3. Stock Option Grants
     The Committee awards stock options that it believes provide incentives for superior long-term performance and to promote retention of top executives. The Committee believes that stock options represent an important part of AFG’s performance-based compensation system. We believe that AFG shareholders’ interests are well served by aligning AFG’s senior executives’ interests with those of its shareholders through the grant of stock options. In determining the size of the overall annual grant, the Committee takes into consideration the possible dilutive effect to shareholders of the additional shares which may be issued upon option exercise. The Committee believes that several features present in stock options award recipients with substantial incentive to maximize AFG’s long-term success. Options under AFG’s Stock Option Plan are granted at exercise prices equal to the fair market value of common stock on the date of grant. Additionally, the Committee believes that because the stock options vest at the rate of 20% per year, it promotes executive retention due to the forfeiture of options that have not fully vested upon departure from AFG.
     Other Benefits
     Perquisites, such as insurance coverage, security services, certain meals and tickets, personal office staff, and the personal use of corporate aircraft, are made available to AFG’s executive officers. These benefits are described below and the estimated costs to the Company of such benefits are included in the table on page 12.
     The Company owns a corporate airplane, used primarily for the business travel of senior management of the Company and its subsidiaries. The Board has endorsed the use of this corporate aircraft for the travel needs of the Company’s Chairman of the Board and Co-Chief Executive Officers, including personal travel, in order to minimize and more efficiently utilize their travel time, protect the confidentiality of their travel and the Company’s business, and to enhance their personal security. Notwithstanding, the Committee and the Chairman of the Board and Co-CEOs jointly acknowledge that such aircraft use is a personal benefit, and as such, the Committee considers the cost to the Company of such use to be an element of the total compensation paid to these individuals.
     A number of the Company’s senior executives, including the Company’s Chairman of the Board and Co-CEOs, receive Company-paid homeowners and automobile insurance coverage, are provided with administrative assistance for personal matters, and have the benefit of Company security personnel who look after the safety of these executives and their families.
     The Committee believes these perquisites to be reasonable, comparable with peer companies and consistent with the Company’s overall executive compensation program.

Executive Compensation Actions For 2005
     1. The 2005 Annual Bonus Plan
     The 2005 Annual Bonus Plan for the Co-CEOs (the “2005 Bonus Plan”) makes 50% of each participant’s annual bonus dependent on AFG attaining certain earnings per share targets and the other 50% based on AFG’s overall performance, relative to several factors. The 50% portion of the annual bonus based on pre-established earnings per share targets is referred to in this report as the “EPS Component.” The 50% portion of the annual bonus based on our subjective determination of AFG’s overall performance is referred to in this report as the “AFG Performance Component.” Under the 2005 Bonus Plan, the bonus target amount approved by us for the Co-CEOs was $1,100,000.
     EPS Component: 0% to 175% of $550,000 (50% of the $1,100,000 bonus target). Payment of this amount to the participants was dependent upon AFG achieving certain 2005 earnings per share allocable to its insurance operations. The earnings per share target which would result in the payment of 100% of the EPS Component bonus was set by the Committee at $3.30. In our adoption of the 2005 Bonus Plan, the Committee noted that no EPS Component bonus should be paid if 2005 earnings per share from insurance operations are less than $3.00, which is 104% of earnings in 2004 and 91% of the amount set by the Committee to be attained to have earned 100% of the EPS Component. The 2005 Bonus Plan further provided that if the Company’s EPS was $3.60 or above, 175% of the EPS Component of the bonus ($962,500) was to be paid. Finally, if the EPS was greater than $3.00 and less than $3.30, or greater than $3.30 and less than $3.60, the bonus attributable to the EPS component would be determined by straight-line interpolation. The 2005 Bonus Plan notes that core earnings do not include investee results, realized gains and losses in the investment portfolio and unusual or non-recurring items. Further, any charge taken as a result of the study of asbestos, environmental and other mass torts was to be considered a non-recurring item.
     For 2005, AFG reported earnings per share from insurance operations of $3.78. The Committee concluded that a bonus of $962,500 must be paid under the EPS Component of the 2005 Bonus Plan to each of the Co-CEOs, noting that the earnings from insurance operations of $3.78 per share is after $.44 per share in losses due to hurricanes Katrina, Rita and Wilma.
     AFG Performance Component: 0% to 175% of $550,000 (50% of the $1,100,000 bonus target). Payment of this amount is based on AFG’s overall performance, as subjectively determined by the Committee after considering certain factors determined at the time of adoption of the 2005 Bonus Plan. The 2005 Bonus Plan provides that each participant’s bonus allocated to the AFG Performance Component will range from $0 to $962,500 (175% of the $550,000 bonus target allocated to the AFG Performance Component). The Committee considered all factors deemed relevant, including financial, non-financial and strategic factors, in determining whether to grant and/or how much to grant of the AFG Performance Bonus. Specifically, pursuant to the terms of the 2005 Bonus Plan, the Committee considered the factors discussed below, which if achieved, would increase long-term shareholder value.
     During 2005, the Company’s book value per share grew, the return on equity increased and our specialty property & casualty combined ratio goal was exceeded. The Company opportunistically realized $73.6 million of pre-tax gains on real estate sales, improved the debt and preferred to total capital ratio, reduced corporate overhead in excess of $5 million on an annualized basis, completed a ground-up study of A&E Reserves, and enhanced organizational “intellectual capital” by identifying and developing future leaders of the Company. The Committee noted that AFG’s stock price outperformed the S&P 500 & S&P Insurance Stock Indices, and the Company’s investment portfolio continued to outperform industry benchmarks.
     The Committee considered these factors and determined that a bonus of $962,500 (175% of the $550,000 bonus target allocated to the AFG Performance Component) was appropriate. As a result, the Committee approved the bonus to be paid to each Co-CEO under the 2005 Bonus Plan to be $1,925,000.
     2. Stock Option Awards
     Options for 55,000 shares of AFG stock were granted to each of the Co-Chief Executive Officers, and additional options were granted to other executives and employees of AFG in February 2006.

Factors The Committee Considers in Making Compensation Decisions
     As in prior years, all of our judgments regarding the compensation of the Co-CEOs were based primarily upon our assessment of each such executive officer’s leadership performance and potential to enhance long-term shareholder value. The Committee relies upon a combination of judgment and guidelines in determining the amount and mix of compensation elements for each executive officer.
     Key factors affecting our judgments included the nature and scope of these executive officers’ responsibilities, their effectiveness in leading the Board of Directors’ initiatives to increase shareholder value, productivity and growth. The Committee also considered the compensation levels and performances of a comparison group of major companies that are most likely to compete with us for the services of executive officers.
     Based upon all the factors the Committee considered relevant, and in light of our strong financial and operating performance in a challenging economic environment, the Committee believes it was in AFG shareholders’ best long-term interest for the Committee to ensure that the overall level of our salary, bonus and option awards was competitive with companies in the comparison group. The Committee continues to believe that the quality, skills and dedication of executive leaders are critical factors affecting the long-term value of the Company. Therefore, the Committee continues to try to maintain an executive compensation program that will attract, motivate and retain the highest level of executive leadership possible.
     The Committee’s decisions concerning the specific 2005 compensation elements for the Co-CEOs were made within this framework. We also considered each such executive officer’s performance, current salary, prior-year bonus and other compensation. In all cases our specific decisions involving 2005 compensation were ultimately based upon our judgment about the individual executive officer’s performance, potential future contributions and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.
Basis for Chief Executive Officer Compensation
     Messrs. Carl H. Lindner III and S. Craig Lindner each assumed the additional position of Co-Chief Executive Officer in January 2005 and continued to serve as the Company’s Co-Presidents, positions they have held for more than five years. For 2005, the Company paid each Co-CEO $990,000 in salary, which is the annual salary that each has been paid since 2002. No additional compensation was paid to them upon their assuming the additional responsibilities associated with becoming Co-CEOs.
     The Committee considers the amount of salary paid to each CEO appropriate for the following reasons: their execution of the strategy to manage AFG’s business to enhance long-term investor value through better profit margins and higher returns on equity; their actions to ensure that AFG has a strong capital structure and cash flow; their role in leading AFG to solid financial results; and their leadership in realizing cost savings while at the same time driving successful growth initiatives.
     Each CEO’s role has been clearly defined: Carl H. Lindner III is responsible for the Company’s property and casualty insurance operations and investor relations and S. Craig Lindner is responsible for the Company’s annuity and supplemental health insurance operations and investments. In addition, they work closely with one another and are significantly involved in all aspects of Company management so that either could succeed the other in the event such a need arose. We believe that this structure aids in succession planning and provides the Company with significant executive depth and leadership experience appropriate for the Company.
Review of All Components of Executive Compensation
     The Committee has reviewed all compensation components of the Company’s Co-CEOs and the three other most highly compensated executive officers, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the value to the executive and cost to the Company of perquisites and other personal benefits.
The Committee’s Conclusion
     Based on this review, the Committee finds the Company’s Co-CEOs and the three other most highly compensated executive officers’ total 2005 compensation (and, in the case of the severance and change-in-control scenarios, any potential payouts) in the aggregate to be reasonable and not excessive. The Committee specifically considered that the Company does not maintain any employment contracts or change of control agreements with such individuals.

     It should be noted that when the Committee considers any component of total compensation of the Company’s Co-CEOs and the three other most highly compensated executive officers, the aggregate amounts and mix of all the components, including perquisites and accumulated (realized and unrealized) option gains, are taken into consideration in the Committee’s decisions.
Internal Pay Equity
     The Committee believes that any relative difference between the compensation of the Co-CEOs and the compensation of the Company’s other executives is not inconsistent with such differences found in our peer group and is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.
William R. Martin (Chairman)
William W. Verity
Kenneth C. Ambrecht

Performance Graph
     The following graph compares the cumulative total shareholder return on the Company’s common stock with the cumulative total return of the Standard & Poor’s (“S&P”) 400 Midcap Index and the S&P 500 Property-Casualty Insurance Index. (Assumes $100 invested on December 31, 2000 in the Company’s common stock and the two indexes, including reinvestment of dividends.)
Performance Graph Index

	December 31,
	2000	2001	2002	2003	2004	2005
AFG Common Stock	100	96	92	108	131	163
S&P 400 Midcap Index	100	99	85	115	134	151
S&P Property-Casualty Insurance Index	100	92	82	103	114	131

Directors’ Compensation
     In early 2004, the Board of Directors adopted the Company’s Non-Employee Director Compensation Plan, which was then approved at the 2004 annual meeting of shareholders.
     During 2005, under the Plan, all directors who were not officers or employees of the Company were paid the following fees: an annual board retainer of $30,000 and $1,750 per each board meeting attended. The Audit Committee Chairman received a $20,000 retainer. All other committee Chairman received a $12,000 annual retainer. The members (non-chairman) received a $6,000 annual retainer for each committee served. All committee members received $1,250 for each meeting attended. Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. In addition, non-employee directors receive an annual award of stock worth $60,000.
     Compensation earned for director service in 2005 is set forth in the following table. Other than the restricted stock grants, all amounts were paid in cash.

		Annual	Board	Committee	Committee	Committee	Annual
		Board	Meeting	Chairman	Member	Meeting	Stock
Name	Total	Retainer	Fees	Retainer	Retainer	Fees	Grant(1)	Other
Theodore H. Emmerich	$139,500	$30,000	$15,750	$20,000	$—	$13,750	$60,000	—
Kenneth C. Ambrecht(2)	104,462	18,544	12,250	—	7,418	6,250	60,000	—
Terry S. Jacobs	139,000	30,000	15,750	—	12,000	21,250	60,000	—
William R. Martin	140,250	30,000	15,750	12,000	—	22,500	60,000	—
William W. Verity	134,000	30,000	15,750	12,000	—	16,250	60,000	—

[1]	The number of shares issued to the independent directors pursuant to the annual stock grant portion of their compensation before December 31, 2005; Mr. Emmerich – 3,986; Mr. Ambrecht – 1,864; Mr. Jacobs – 3,896; Mr. Martin – 3,986 and Mr. Verity – 3,896. Before shareholder approval in 2004 of the Non-Employee Directors Compensation Plan, independent directors received an annual stock option grant. Such options outstanding as of December 31, 2005 held by independent directors are: Mr. Emmerich – 12,500; Mr. Ambrecht – 0; Mr. Jacobs – 0; Mr. Martin – 12,500 and Mr. Verity – 7,500.

[2]	Mr. Ambrecht was elected to the Board on May 19, 2005. As a result, his Board and Committee retainers were pro-rated for the second quarter.
     William R. Martin and Kenneth C. Ambrecht, directors of the Company, each also serve as non-management directors of Great American Financial Resources, Inc. During 2005, Messrs. Martin and Ambrecht received directors’ fees from GAFRI in the amount of $61,125 and $54,250, respectively.
     The Plan also sets forth stock ownership guidelines for the non-employee directors. Specifically, within three years after a non-employee director receives the first restricted stock award under the Plan, such non-employee director, as a consideration in the determination of his or her future service to AFG’s Board of Directors, is required to beneficially own a minimum number of shares of AFG common stock, the value of which shall be equal to six times the then-current annual board retainer.
Board Retirement Program
     Until 2003, the Board of Directors had a program under which a retiring non-employee director, who is at least 55 years old and has served as a director for at least four years, would receive upon retirement an amount equal to five times the then current annual board retainer. In 2003, the Board of Directors terminated the plan, except as it applied to those directors then eligible, Messrs. Martin and Emmerich. In early 2006, the Company, upon the recommendation of the Governance Committee and at the request of Messrs. Martin and Emmerich, terminated the plan entirely.

Certain Transactions
     From time to time, the Company has transacted business with affiliates. The financial terms of these transactions are comparable to those which would apply to unrelated parties.
     An AFG subsidiary owns a 29% interest in an aircraft, the remaining interests in which are owned by Carl H. Lindner and his two brothers. Each owner is committed to use and pay for a minimum number of flight hours. Capital costs and fixed operating costs are allocated generally in proportion to ownership; variable operating costs are allocated generally in proportion to usage. Mr. Lindner has assigned his usage to the AFG subsidiary along with the obligation to pay for allocated operating costs, but Mr. Lindner continues to pay allocated capital costs. Total charges paid by AFG for use of this aircraft during 2005 were $949,500.
     During 2005, AFG paid the Cincinnati Reds $97,000 for tickets to baseball games for employees, customers and charitable purposes. Until January 2006, Carl H. Lindner was the Chief Executive Officer of the Reds. A subsidiary of AFG and certain members of the Lindner family were part owners of the Reds during 2005.
     The son of one of the Company’s Co-Chief Executive Officers, S. Craig Lindner, Jr., earned $67,000 as an employee of a subsidiary during 2005.
COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
     The Company’s Board of Directors held nine meetings in 2005. The Board has an Audit Committee, a Compensation Committee, and a Corporate Governance Committee. The charters for each of these Committees as well as the Company’s Corporate Governance Guidelines are available at www.afginc.com and upon written request to the Company’s Secretary, the address of whom is set forth under “Communications with Directors” on page 24.
     Compensation Committee: The Compensation Committee consulted among themselves and with management informally throughout the year, and met seven times in 2005.
     Audit Committee: The Audit Committee met 11 times in 2005. The Company’s Board has determined that each of the Audit Committee’s members, namely, Theodore H. Emmerich, William R. Martin and Terry S. Jacobs, is an audit committee financial expert as defined under SEC Regulation S-K Item 401(h). Each of Messrs. Emmerich, Martin and Jacobs satisfies the NYSE and NASDAQ independence standards.
     Corporate Governance Committee: The Corporate Governance Committee met seven times in 2005. The Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members as needed, and recommending to the Board director nominees for the next annual meeting of shareholders. The charter of the Governance Committee is available at the Company’s website, http://www.afginc.com. The Committee is comprised of members who are “independent” as defined under NYSE and NASDAQ listing standards.
Director Attendance Policy
     AFG expects its directors to attend meetings of shareholders. All of AFG’s directors attended last year’s meeting.
Executive Sessions
     NYSE and NASDAQ rules require non-management directors to meet regularly in executive sessions. Four of these sessions were held during 2005. The non-management directors select one of such directors to preside over each session. Shareholders and other interested parties may communicate with any of the non-management directors, individually or as a group, by following the procedures set forth on page 24.

Audit Committee Report
     The Audit Committee is comprised of Theodore H. Emmerich (Chairman), William R. Martin and Terry S. Jacobs, each of whom is experienced with financial statements and has past accounting or related financial management experience. Each of the members of the Audit Committee is independent as defined by the New York Stock Exchange and NASDAQ listing standards. The Board has determined that each of the three members of the Audit Committee is an “audit committee financial expert” as defined in Securities and Exchange Commission regulations. The Audit Committee operates under a Charter, adopted in 2000 and amended in March 2004, which was attached to the 2004 proxy statement. The 2004 amendments to the Audit Committee Charter were made in response to requirements imposed in Sarbanes-Oxley and NYSE rules.
     The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the systems of internal control which management has established, and the audit process. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes. Additionally, the Audit Committee engages the Company’s independent accountants who report directly to the Committee.
     The Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).
     The Company’s independent registered public accounting firm also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and disclosures required by the Audit Committee Charter, and the Committee discussed with independent accountants that firm’s independence. As part of its discussions, the Committee determined that Ernst & Young LLP was independent of AFG.
     Based on the Committee’s discussions with management and the independent registered public accounting firm and the Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Members of the Audit Committee:	Theodore H. Emmerich, Chairman
William R. Martin
Terry S. Jacobs
Audit Committee Pre-Approval Policies
     The Audit Committee has adopted policies that require its approval for any audit and non-audit services to be provided to AFG. The Audit Committee delegated authority to the Committee Chairman to approve certain non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided with respect to the de minimus waiver process provided by rules of the Securities and Exchange Commission.
Independence Determinations
     New York Stock Exchange corporate governance rules require that listed companies disclose the determination of a board of directors that a director considered to be independent has no material relationship with the listed company. The board has made this determination based primarily on a review of the responses of the directors to questions regarding employment and compensation history, family relationships and affiliations and discussions with the directors. AFG’s Board has determined Messrs. Ambrecht, Emmerich, Jacobs, Martin, and Verity to be independent.
     Messrs. Martin and Ambrecht currently serve as directors of the Company’s subsidiary, Great American Financial Resources, Inc. Mr. Ambrecht was a Managing Director with First Albany Capital from July 2004 until December 2005. For more than five years prior to that, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets. From time to time, the Company has purchased or sold securities through these companies in the ordinary course of business, for which we paid customary commissions or discounts. The amounts involved were deemed by AFG’s Board of Directors not to be material in amount.
NOMINATIONS AND SHAREHOLDER PROPOSALS
     In accordance with the Company’s Code of Regulations (the “Regulations”), the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least five and not more than thirty days prior written notice setting forth or accompanied by (1) the name and residence of the shareholder and of each nominee specified in the notice, (2) a representation that the shareholder was a holder of record of the Company’s voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (3) the consent of each such nominee to serve as director if so elected. Directors nominated through this process will be considered by the Corporate Governance Committee.
     The proxy card used by AFG for the annual meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2007 annual meeting, it must be received by March 1, 2007. In order for a proposal to be considered for inclusion in AFG’s proxy statement for that meeting, it must be received by December 18, 2006.
     The Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by shareholders because Ohio law and the Company’s Code of Regulations affords shareholders certain rights related to such matters. Nominees for directorship will be recommended by the Governance Committee to the Board in accordance with the principles in its charter and the Corporate Governance Guidelines also on AFG’s website. When considering an individual candidate’s suitability for the Board, the Corporate Governance Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment, and availability and willingness to take the time necessary to properly discharge the duties of a director. The Committee will make its determinations on whether to nominate an individual based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. The Committee will have no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. All director candidates are evaluated similarly, whether nominated by the Board or by a shareholder.
     The Corporate Governance Committee did not seek, nor did it receive the recommendation of any of the director candidates named in this proxy statement from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees.
COMMUNICATIONS WITH DIRECTORS
     The Board of Directors has adopted procedures for shareholders to send written communications to the Board as a group. Such communications must be clearly addressed either to the Board of Directors or any or all of the non-management directors, and sent to either of the following, at the election of the shareholder, who will forward any communications so received:

James C. Kennedy
Vice President, Deputy General	Theodore H. Emmerich
Counsel & Secretary	Chairman of the Audit Committee
American Financial Group, Inc.	American Financial Group, Inc.
One East Fourth Street	One East Fourth Street
Cincinnati, Ohio 45202	Cincinnati, Ohio 45202

CODE OF ETHICS
     The Company’s Board of Directors adopted a Code of Ethics applicable to the Company’s directors, officers and employees. The Code of Ethics is available at www.afginc.com and upon written request to the Company’s Secretary, the address of whom is set forth immediately above. The Company intends to disclose amendments and any waivers to the Code of Ethics on its website within four business days after such amendment of waiver.

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One East Fourth Street
Cincinnati, Ohio 45202

ANNUAL MEETING OF SHAREHOLDERS OF
AMERICAN FINANCIAL GROUP, INC.
May 18, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê  Please detach along perforated line and mail in the envelope provided.  ê
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR all nominees:					The Board of Directors recommends a vote FOR the following Proposal:
1. Proposal to Elect Directors:
		NOMINEES:					FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	¡	Carl H. Linder		2.	Proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as the Company’s Independent Public Accountants for 2006.	☐	☐	☐
		¡	Carl H. Linder III
		¡	S. Craig Linder
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Kenneth C. Ambrecht		The Board of Directors recommends a vote AGAINST the following Proposal:
		¡	Theodore H. Emmerich
		¡	James E. Evans				FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	Terry S. Jacobs William R. Martin William W. Verity		3.	Shareholder Proposal Regarding Political Contributions.	☐	☐	☐
¡

The named proxy holders will vote the shares represented by this proxy in the manner indicated. Unless a contrary direction is indicated, the proxy holders will, except to the extent they exercise their discretion to cumulate votes in the election of directors, vote such shares “FOR” Proposals 1 and 2 and “AGAINST” Proposal 3. If cumulative voting is invoked by a shareholder through proper notice to the Company, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of any one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable. If any further matters properly come before the meeting, such shares shall be voted on such matters in accordance with the best judgment of the proxy holders.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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AMERICAN FINANCIAL GROUP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      The undersigned hereby appoints James C. Kennedy and Karl J. Grafe, and either of them, attorneys and proxies, with the power of substitution to each, to vote all shares of Common Stock of the Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 18, 2006 at 11:30 A.M., on the matters set forth below (and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Company), and on such other matters as may properly come before the meeting or any adjournment thereof.
(Continued and to be signed on the reverse side.)

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ANNUAL MEETING OF SHAREHOLDERS OF
AMERICAN FINANCIAL GROUP, INC.
May 18, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   ê
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR all nominees: 1. Proposal to Elect Directors:					The Board of Directors recommends a vote FOR the following Proposal:

		NOMINEES:					FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	¡	Carl H. Lindner		2.	Proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as the Company’s Independent Public Accountants for 2006.	☐	☐	☐
		¡	Carl H. Lindner III
		¡	S. Craig Lindner
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Kenneth C. Ambrecht		The Board of Directors recommends a vote AGAINST the following Proposal:
		¡	Theodore H. Emmerich
		¡	James E. Evans				FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	Terry S. Jacobs William R. Martin William W. Verity		3.	Shareholder Proposal Regarding Political Contributions.	☐	☐	☐
¡

The named proxy holders will vote the shares represented by this proxy in the manner indicated. Unless a contrary direction is indicated, the proxy holders will, except to the extent they exercise their discretion to cumulate votes in the election of directors, vote such shares “FOR” Proposals 1 and 2 and “AGAINST” Proposal 3. If cumulative voting is invoked by a shareholder through proper notice to the Company, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of any one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable. If any further matters properly come before the meeting, such shares shall be voted on such matters in accordance with the best judgment of the proxy holders.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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